Exhibit 10.20

LSC COMMUNICATIONS, INC.
PERFORMANCE UNIT AWARD (2016 PIP)

This Performance Unit Award (“Award”) is granted as of XXXXXX, 20XX (the “Grant Date”), by LSC Communications, Inc., a Delaware corporation (the “Company”), to XXXXXX (“Grantee”).

1.Grant of Award.  This Award is in recognition of your hard work and dedication to the Company and is granted as an incentive for Grantee to remain an employee of the Company and share in the future success of the Company.  The Company hereby credits to Grantee XXXXXX stock units (the “Performance Units”), which number shall represent target achievement of the Performance Condition (as set forth on Exhibit A), subject to the restrictions and on the terms and conditions set forth herein.  This Award is made pursuant to the provisions of the Company’s Amended and Restated 2016 Performance Incentive Plan (the “2016 PIP”).  Capitalized terms not defined herein shall have the meanings ascribed to them in the 2016 PIP, unless specified otherwise.  Grantee shall indicate acceptance of this Award by signing and returning a copy hereof.

2.Determination of Achievement; Distribution of Award.

(a)The number of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) payable in respect of the Performance Units will be determined based upon the achievement of the Performance Condition for the applicable Performance Period set forth on Exhibit A hereto.  Promptly following the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 20XX (or such earlier date pursuant to Sections 3(a) or 4 hereof), the Committee shall determine the achievement of the Performance Condition.

(b)The Company may amend or adjust the Performance Condition described in the attached Exhibit A in recognition of unusual or nonrecurring events affecting the Company or any of its subsidiaries or affiliates.

(c)Following the determination of the achievement of the Performance Condition as described in (a) above and subject to Sections 3(a) and 4 below, the Award shall also be subject to the following time-based vesting condition:  the Award shall vest on XXXXXX.

(d)As soon as practicable, but not more than 2½ months following the end of the Performance Period, the Company shall issue one share of Common Stock to Grantee for each Performance Unit that has vested on such date.  Each Performance Unit shall be cancelled upon the earlier to occur of the issuance of a share of Common Stock with respect thereto and the forfeiture of this Award prior to vesting.

3.Treatment Upon Separation from Service.

(a)If Grantee has a separation from service (within the meaning of Treasury Regulation § 1.409A-1(h), hereinafter a “Separation from Service”) by reason of death or Disability (as defined in the applicable Company long-term disability policy as in effect at the time of Grantee’s disability), fifty percent (50%) of any unvested Performance Units shall vest and become payable, based upon the greater of the target level and, to the extent determinable, the actual performance level through the date of death or determination of Disability.

(b)If Grantee has a Separation from Service other than as specified in Section 3(a) above or Section 4 below, the Performance Units, if unvested, shall be forfeited.

4.Treatment upon Change in Control.  Upon a Change in Control, all of the Performance Units shall be deemed earned at the greater of the target level and, to the extent determinable, the actual performance level at the date of the Change in Control with respect to any open Performance Period and will cease to be subject to the Performance Condition, but will continue to be subject to time-based vesting in accordance with Section 2(c) above.  If Grantee’s employment is terminated by the Company without Cause (as defined in the Company’s Key Employee Severance Plan), or Grantee resigns his or her employment for Good Reason (as defined in Grantee’s Employment Agreement or Participation Agreement under the Company’s Key Employee Severance Plan, as applicable), in either case, on or after a Change in Control, all of such deemed earned Performance Units shall vest as of the date of such termination.

5.Dividends.  No dividends or dividend equivalents will accrue with respect to the Performance Units.

6.Rights as a Shareholder.  Unless and until distribution with respect to this Award is made in Common Stock pursuant to paragraph 2(d) above, Grantee shall not have the right to vote, nor have any other rights of ownership in, the shares of Common Stock represented by the Performance Units.

7.Withholding Taxes.

(a)As a condition precedent to the issuance to Grantee of any shares of Common Stock pursuant to this Award, Grantee shall, upon request by the Company, pay to the Company such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award.  If Grantee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to Grantee.

(b)Grantee may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means:  (1) a cash payment to the Company, (2) delivery to the Company of previously owned whole shares of Common Stock for which Grantee has good title, free and clear of all liens and encumbrances, having a fair market value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Award (the “Tax Date”), equal to the Required Tax Payments, (3) directing the Company to withhold a number of shares of Common Stock otherwise issuable to Grantee pursuant to this Award having a fair market value, determined as of the Tax Date, equal to the Required Tax Payments or (4) any combination of (1)-(3).  Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by Grantee.  No certificate representing a share of Common Stock shall be delivered until the Required Tax Payments have been satisfied in full.  For purposes of this Award, the fair market value of a share of Common Stock on a specified date shall be determined by reference to the closing stock price in trading of the Common Stock on such date, or, if no such trading in the Common Stock occurred on such date, then on the next preceding date when such trading occurred.

8.Non-Solicitation. Grantee and the Company recognize that, due to the nature of Grantee’s employment and relationship with the Company, Grantee will have access to and develop confidential business information, proprietary information, and trade secrets relating to the business and operations of the Company and its affiliates. Grantee acknowledges that such information is valuable to the business of the Company and its affiliates, and that disclosure to, or use for the benefit of, any person or entity other than the Company or its affiliates, would cause substantial damage to the Company. Grantee further acknowledges that his or her duties for the Company include the opportunity to develop and maintain relationships with the Company’s customers, employees, representatives and agents on behalf of the Company and that access to and development of those close relationships with the Company’s customers render Grantee’s services special, unique and extraordinary. As a result of Grantee’s position and customer contacts, Grantee recognizes that he or she will gain valuable information about (i) the Company’s relationship with its customers, their buying habits, special needs, and purchasing policies, (ii) the Company’s pricing policies, purchasing policies, profit structures, and margin needs, (iii) the skills, capabilities and other employment-related information relating to Company employees, and (iv) other matters of which Grantee would not otherwise know and that is not otherwise readily available. Grantee recognize that the good will and relationships described herein are assets and extremely valuable to the Company, and that loss of or damage to those relationships would destroy or diminish the value of the Company. In consideration for the grant of this Award, Grantee agrees as follows:

(a)Non-solicitation of Customers. Grantee shall not, while employed by the Company and for a period of one year from the date of his or her Separation from Service for any reason, including Separation from Service initiated by the Company with or without Cause, directly or indirectly, either on Grantee’s own behalf or on behalf of any other person, firm or entity, solicit or provide services that are the same as or similar to the services the Company provided or offered while Grantee was employed by the Company to any customer or prospective customer of the Company (i) with whom Grantee had direct contact during the last two years of Grantee’s employment with the Company or about whom Grantee learned confidential information as a result of his or her employment with the Company, or (ii) with whom any person over whom Grantee had supervisory authority at any time had direct contact during the last two years of Grantee’s employment with the Company or about whom such person learned confidential information as a result of his or her employment with the Company.

(b)Non-solicitation of Employees. Grantee shall not, while employed by the Company and for a period of two years following his or her Separation from Service for any reason, including his or her Separation from Service initiated by the Company with or without Cause, either directly or indirectly solicit, induce or encourage any individual who was a Company employee at the time of, or within six months prior to, Grantee’s Separation from Service, to terminate their employment with the Company or accept employment with any entity, including but not limited to a competitor, supplier or customer of the Company, nor shall Grantee cooperate with any others in doing or attempting to do so. As used herein, the term “solicit, induce or encourage” includes, but is not limited to, (i) initiating communications with a Company employee relating to possible employment, (ii) offering bonuses or other compensation to encourage a Company employee to terminate his or her employment with the Company and accept employment with any entity, including but not limited to a competitor, supplier or customer of the Company, or (iii) referring Company employees to personnel or agents employed by any entity, including but not limited to competitors, suppliers or customers of the Company.

9.Miscellaneous.

(a)The Company shall pay all original issue or transfer taxes with respect to the issuance or delivery of shares of Common Stock pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith, and will use reasonable efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

(b)Nothing in this Award shall confer upon Grantee any right to continue in the employ of the Company or any other company that is controlled, directly or indirectly, by the Company or to interfere in any way with the right of the Company to terminate Grantee’s employment at any time.

(c)No interest shall accrue at any time on this Award or the Performance Units.

(d)This Award shall be governed in accordance with the laws of the state of Delaware.

(e)This Award shall be binding upon and inure to the benefit of any successor or successors to the Company.

(f)Neither this Award nor the Performance Units nor any rights hereunder or thereunder may be transferred or assigned by Grantee other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or other procedures approved by the Company.  Any other transfer or attempted assignment, pledge or hypothecation, whether or not by operation of law, shall be void.

(g)The Committee, as from time to time constituted, shall have the right to determine any questions which arise in connection with this Agreement or the Performance Units.  This Agreement and the Performance Units are subject to the provisions of the 2016 PIP and shall be interpreted in accordance therewith.

(h)For the avoidance of doubt, Grantee agrees and acknowledges that the Performance Units and any shares of Common Stock that may be delivered to Grantee upon vesting pursuant to this Agreement are subject to the Company’s policies in place at the time of grant of this Award.

(i)If Grantee is a resident of Canada, Grantee further agrees and represents that any acquisitions of Common Stock hereunder are for his or her own account for investment, and without the present intention of distributing or selling such Common Stock or any of them.  Further, the Company and its subsidiaries expressly reserve the right at any time to dismiss Grantee free from any liability, or any claim under this Award, except as provided herein or in any agreement entered into hereunder.  Any obligation of the Company under this Award to make any payment at any future date or issue Common Stock merely constitutes the unfunded and unsecured promise of the Company to make such payment or issue such Common Stock;

any payment shall be from the Company’s general assets in accordance with this Award and the issuance of any Common Stock shall be subject to the Company’s compliance with all applicable laws including securities law and the laws its jurisdiction of incorporation or continuance, as applicable, and no Grantee shall have any interest in, or lien or prior claim upon, any property of the Company or any subsidiary by reason of that obligation.  If Grantee is a resident of Canada, Grantee hereby indemnifies the Company against and agrees to hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the Common Stock by Grantee is contrary to the representations and agreements referred to above.

(j)If there is any conflict between the terms and conditions of this Award (including, for the avoidance of doubt, treatment upon termination of employment) and the terms and conditions of Grantee’s employment agreement, Participation Agreement, employment letter or other similar agreement with the Company, the terms and conditions of such agreement shall control.

(k)This Award is intended to be exempt from section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, as a “short-term deferral.”  This Award shall be administered and interpreted to the extent possible in a manner consistent with the intent expressed in this paragraph.  If any compensation or benefits provided by this Award may result in the application of section 409A of the Code, the Company shall, in consultation with you, modify this Award as necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such section 409A of the Code or in order to comply with the provisions of section 409A of the Code.  By signing this Agreement you acknowledge that if any amount paid or payable to you becomes subject to section 409A of the Code, you are solely responsible for the payment of any taxes and interest due as a result.

IN WITNESS WHEREOF, the Company has caused this Award to be duly executed by its duly authorized officer.

LSC COMMUNICATIONS, INC.

By:

Name:    Suzanne S. Bettman

Title:     Chief Administrative Officer

All of the terms of this Award are accepted as of this ____ day of _________, 20XX.

___________________________

Grantee:

Exhibit A